    As filed with the Securities and Exchange Commission on October __, 1996

                      REGISTRATION STATEMENT NO. _________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                           FIRST STERLING BANKS, INC.
             (Exact name of registrant as specified in its charter)

                   Georgia                               58-2104977
         (State or other jurisdiction       (I.R.S. Employer Identification No.)
       of incorporation or organization)

                             1200 Barrett Parkway
                           Kennesaw, Georgia  30144
            (Address and Zip Code of Principal Executive Offices)

                         ------------------------------

     First Sterling Banks, Inc.1996 Substitute Incentive Stock Option Plan
                            (Full title of the Plan)

                               Edward C. Milligan
                           First Sterling Banks, Inc.
                                 P. O. Box 2147
                             Marietta, Georgia 30061
                                 (770) 499-2265
 (Name and address and phone number (including area code) of agent for service)

                                 WITH COPIES TO:
                            T. Kennerly Carroll, Jr.
                      Glass, McCullough, Sherrill & Harrold
                           1409 Peachtree Street, N.E.
                             Atlanta, Georgia  30309
                                 (404) 885-6713

                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                             Proposed maximum        Proposed maximum
Title of securities       Amount to be      offering price per      aggregate offering        Amount of
 to be registered          registered             share                   price            Registration Fee
-----------------------------------------------------------------------------------------------------------
Common Stock,                50,000               $9.87*                 $493,500              $170.17
no par value                 shares
-----------------------------------------------------------------------------------------------------------

    *     Represents average under employee stock option plan of the following:
          17,000 shares with option price of $13.00 per share; 17,500 shares with option price of $7.90 per share; 8,500 shares with option price of $9.03 per share; 2,000 shares with option price of $8.40 per share; and 5,000 shares with option price of $8.17 per share.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Registration
Statement:

     (a) The Prospectus ("Prospectus") of First Sterling Banks, Inc. formerly known as Westside Financial Corporation (the "Registrant") relating to 600,000 shares of its common stock issued in connection with the merger of Eastside Holding Corporation and the Registrant which is part of the Registration Statement under the Securities Act of 1933 on Form S-4 filed with the Securities and Exchange Commission on May 23, 1996;

     (b) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996;

     (c) Description of the Registrant's no par value Common Stock is contained at pages 26 through 32 of the Prospectus.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

ITEM 4.   DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Indemnification of directors and officers of the Registrant is governed by Sections 14-2-850 through 859 of the Official Code of Georgia as follows:

     Section 14-2-850.  PART DEFINITIONS.

          As used in this part, the term:

               (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

               (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

               (3)  "Expenses" include attorney's fees.

               (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

               (5) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

               (6) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     Section 14-2-851.  AUTHORITY TO INDEMNIFY.

               (a) Except as provided in subsections (d) and (e) of this Code section, a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

               (b) A director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a) of this Code section.

               (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Code section.

               (d) A corporation may not indemnify a director under this Code section:

                    (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                    (2) In connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him.

               (e) Indemnification permitted under this Code section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Section 14-2-852.  MANDATORY INDEMNIFICATION.

               Unless limited by its articles of incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

     Section 14-2-853.  ADVANCE FOR EXPENSES.

               (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                    (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851; and

                    (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this part.

               (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     Section 14-2-854.  COURT-ORDERED INDEMNIFICATION AND ADVANCE FOR EXPENSES.

          Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

                    (1) The director is entitled to mandatory indemnification under Code Section 14-2-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification;

                    (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection (a) of Code Section 14-2-851 or was adjudged liable as described in subsection (d) of Code Section 14-2-851, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders pursuant to Code Section 14-2-856 provides otherwise; or

                    (3) In the case of advances for expenses, the director is entitled, pursuant to the articles of incorporation, bylaws, or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

     Section 14-2-855.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

               (a)  A corporation may not indemnify a director under Code
          Section 14-2-851 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851.

               (b)  The determination shall be made:

                    (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                    (2) If a quorum cannot be obtained under paragraph (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

                    (3)  By special legal counsel:

                         (A) Selected by the board of directors or its committee in the manner prescribed in paragraph (1) or (2) of this subsection; or

                         (B) If a quorum of the board of directors cannot be obtained under paragraph (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

                    (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

               (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.

     Section 14-2-856.  SHAREHOLDER APPROVED INDEMNIFICATION.

               (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part.

               (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

                    (1) For any appropriation, in violation of his duties, of any business opportunity of the corporation;

                    (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

                    (3) For the types of liability set forth in Code Section 14-2-832; or

                    (4) For any transaction from which he received an improper personal benefit.

               (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

                    (1) The director furnishes the corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

                    (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

     Section 14-2-857.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

               Unless a corporation's articles of incorporation provide otherwise:

                    (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852 and is entitled to apply for court order indemnification under Code Section 14-2-854, in each case to the same extent as a director; and

                    (2) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     Section 14-2-858.  INSURANCE.

               A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Code Section 14-2-851 or Code Section 14-2-852.

     Section 14-2-859.  APPLICATION OF PART.

               (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this part. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

               (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

     The Registrant's Bylaws currently provide that the Registrant shall indemnify those persons permitted to be indemnified by Sections 14-2-850 through 14-2-859 outlined above. Officers and directors of the Registrant are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from his or her status as a director or officer. The cost of such insurance is borne by the Registrant as permitted by the Bylaws of the Registrant and the laws of the State of Georgia.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.   EXHIBITS

     The following exhibits are filed as part of the Registration Statement:


  Exhibit      Description
  -------      -----------
   4.1         First Sterling Banks, Inc.1996 Substitute Incentive Stock
               Option Plan.

   4.2 Form of First Sterling Banks, Inc. 1996 Substitute Incentive Stock Option Plan Incentive Stock Option Agreement for options granted by Eastside Holding Corporation prior to February 21, 1996.

   4.3 Form of First Sterling Banks, Inc. 1996 Substitute Incentive Stock Option Plan Incentive Stock Option Agreement for options granted by Eastside Holding Corporation on February 21, 1996.

   5           Opinion and Consent of Glass, McCullough, Sherrill & Harrold.

  23.1 Consent of Glass, McCullough, Sherrill & Harrold (contained in Exhibit 5).

  23.2         Consent of Mauldin & Jenkins.

  24           Powers of Attorney (included on pages 11 through 12).


ITEM 9.   UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low or high and of the estimated maximum offering range may be reflected in form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on the 16th day of October, 1996.

                                       FIRST STERLING BANKS, INC.


                                       By: /s/ Edward C. Milligan
                                           --------------------------------
                                           Edward C. Milligan
                                           President and Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints EDWARD C. MILLIGAN as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with either having full authority to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done regarding the aforesaid, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                      TITLE                               DATE
---------                      -----                               ----


/s/ Edward C. Milligan         President, Chief Executive        10/16/96
-------------------------      Officer and Director
Edward C. Milligan


SIGNATURE                      TITLE                               DATE
---------                      -----                               ----


/s/ Barbara J. Bond            Secretary (Principal financial    10/23/96
-------------------------      and accounting officer)
Barbara J. Bond


/s/ P. Harris Hines            Director                          10/23/96
-------------------------
P. Harris Hines


/s/ Harry L. Hudson, Jr.       Director                          10/16/96
-------------------------
Harry L. Hudson, Jr.


/s/ John S. Thibadeau, Jr.     Director                          10/16/96
-------------------------
John S. Thibadeau, Jr.


/s/ Benjamin H. Wofford        Director                          10/17/96
-------------------------
Benjamin H. Wofford

                               INDEX TO EXHIBITS

                                                    Sequentially
 Exhibit                                              Numbered
 Number       Description                               Page
---------     -----------                             --------

   4.1        First Sterling Banks, Inc. 1996            15
              Substitute Incentive Stock Option
              Plan.

   4.2        Form of First Sterling Banks, Inc.         20
              1996 Substitute Incentive Stock
              Option Plan Incentive Stock Option
              Agreement for options granted by
              Eastside Holding Corporation prior to
              February 21, 1996.

   4.3        Form of First Sterling Banks, Inc.         25
              1996 Substitute Incentive Stock
              Option Plan Incentive Stock Option
              Agreement for options granted by
              Eastside Holding Corporation on
              February 21, 1996

   5          Opinion and Consent of Glass,              31
              McCullough, Sherrill & Harrold.

  23.1        Consent of Glass, McCullough,              31
              Sherrill & Harrold (contained
              in Exhibit 5).

  23.2        Consent of Mauldin & Jenkins.              34

  24          Powers of Attorney (included on            11
              pages 11 through 12).